EXHIBIT 99.2

GEOWORKS NAMES MARK THOMAS AS NEW VICE PRESIDENT OF BUSINESS DEVELOPMENT

     Additional Promotions Complete New Management Team to Lead Company's Integrated Product Focus

ALAMEDA, Calif., June 14 /PRNewswire/ -- Geoworks Corporation (Nasdaq: GWRX - news), a leader in mobile data software and services, today announced that Mark Thomas has joined Geoworks as vice president of business development. Thomas brings more than 15 years of experience in building and creating strategic partnering and developer platforms and programs for leading Internet infrastructure providers such as Inktomi Corp. and Commerce One(R) Inc.

"I am excited to be welcoming a professional with Mark's credentials to the Geoworks' management team. He has a proven record in creating and managing extremely successful developer programs for leaders in the software industry. Mark was instrumental in building an extensive strategic partner program at Inktomi, a leading provider of carrier-class Internet infrastructure. His arrival underscores our commitment to building a network of distribution and development partners through the Geoworks' Mobile Business Alliance," said Dave Grannan, president and chief executive officer of Geoworks Corporation.

Prior to joining Geoworks, Thomas held various technology business development positions with companies such as Inktomi, Commerce One, Netscape Communications and Apple(R) Computer. He spent six years at Apple leading the developer initiatives for scripting language and component software developer adoption. At Netscape, he managed the Java and JavaScript business teams and led the way for standardizing JavaScript. At Commerce One, Thomas created the developer program for open connectivity into XML based trading communities. And, most recently, he led NetWare Products Business Development for Inktomi where he established a base of value added services to be deployed at the edge the NetWare.

At Geoworks, Thomas will be responsible for driving the development of strategic relationships with wireless carriers as distribution channels for the newly-integrated AirBoss(TM) Application Platform, a carrier-grade wireless software platform that includes software, tools and support to facilitate the development of wireless Web and client/server data solutions. Thomas will play a key role in building the developer community announced by Cingular Wireless last month, which is powered by AirBoss.

Geoworks also announced two internal promotions to the executive management team to support the company's new integrated product strategy focusing on wireless carriers. Bill Leung, former director of product management, has been promoted to vice president of mobile products. In his new role, he will lead worldwide development and deployment of the company's mobile server, client and application products. Leung joined Geoworks via the AirBoss Wireless Solutions acquisition from Telcordia Technologies, where he also served as director of product management. Prior to Telcordia, he worked in AT&T's Wireless Services Data Division for several years.



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Lise Needham has been promoted from senior director of industry and analyst relations to vice president of corporate communications and will spearhead Geoworks' investor and public relations efforts. As managing partner of the national investor relations consulting firm The Financial Relations Board, Needham has more than 15 years of experience working with technology companies at all stages and across a various industries including software, Internet infrastructure and semiconductor equipment.

Grannan concluded, "With these additions to our management team, I believe we have in place the leadership required for success in the promising mobile data communications market."

About Geoworks

Geoworks Corporation is an innovator in industry leading software and service solutions to enable personalized, real-time access to corporate and Internet data. Geoworks AirBoss(TM) Application Platform provides the foundation for creating enhanced wireless solutions that can access corporate data, such as e-mail, intranets and the Internet, over a wide variety of wireless networks and computing devices. MobileServer+(TM), Geoworks' open architecture wireless platform, enables companies to build mobile information, multimedia and m-commerce services to meet the expanding needs of today's mobile users. Based in Alameda, California, the company has additional offices in New Jersey, Japan and the United Kingdom, and can be found on the World Wide Web at http://www.geoworks.com.

Statements in this press release that relate to future results and events are based on the company's current expectations. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including risks related to the company's ability to execute on an integrated product strategy, the company's ability to attract additional carrier customers and the company's ability to build strategic relationships with distributors and developers. Additional discussion of these and other factors affecting the company's business and prospects is contained in the company's periodic filings with the Securities and Exchange Commission.



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